Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Barry Zoeller, Vice President Director of Corporate Communications Tejon Ranch Company (661) 248-3000 bzoeller@tejonranch.com

APPELLATE COURT UPHOLDS EXPANSION

OF TEJON INDUSTRIAL COMPLEX

TEJON RANCH, CA (April 9, 2007) – The 5th District Court of Appeals in Fresno has affirmed a ruling by the Kern County Superior Court, clearing the way for the expansion of the Tejon Industrial Complex.

The Kern County Board of Supervisors originally approved the 1,109-acre expansion of Tejon Industrial Complex in 2003, but that approval was set aside when Kern County Superior Judge Kenneth C. Twisselman II ordered the County to do additional work on the Environmental Impact Report in response to a lawsuit filed by the Center for Biological Diversity, the Center for Race, Poverty and Environment, and several other advocacy groups.

In response to the court’s ruling, the County prepared a supplemental analysis to the EIR, and in November 2005 the Board of Supervisors again approved the expansion of Tejon Industrial Complex. The case returned to the court, and in March 2006 Judge Twisselman ruled the supplemental analysis prepared by the County satisfied his original court order.

The Center for Biological Diversity subsequently filed an appeal of Judge Twisselman’s decision. On April 6, 2007, the 5th District Court of Appeals in Fresno ruled that Judge Twisselman’s decision was correct and affirmed his ruling that the expansion of Tejon Industrial Complex could proceed.

“We are pleased to have this issue behind us so we can move ahead with our vision for Tejon Industrial Complex,” said Robert A. Stine, President and CEO of Tejon Ranch Company. “Tejon Industrial Complex is an important part of our vision to provide for California’s future by creating jobs and economic opportunity for thousands.”

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APPEALS COURT AFFIRMS EXPANSION OF TEJON INDUSTRIAL COMPLEX

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When the Kern County Board of Supervisors approved Tejon Industrial Complex East – for a second time in 2005, Second District Supervisor Don Maben decried the delays created by the original lawsuit.

“This project has already created a thousand jobs and by now would have likely created another thousand and improved the quality of life for those holding those jobs, if there wasn’t this delay,” Maben said. “It’s a shame this had to take almost three (now 4  1/2) years.”

About Tejon Ranch Company (NYSE: TRC)

Tejon Ranch Company is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. For more information on the company, please go to www.tejonranch.com.